Exhibit 4.21

Public Relations and Investor Relations Service Agreement

Party A (Client): Intercont (Cayman) Limited

Party B (Service Provider): JA CAPITAL IN NY L.L.C

Whereas, Intercont is a publicly listed company in the United States and intends to enhance its capital market brand image, strengthen communications with investors, analysts, and media, and ensure transparent and compliant information disclosure, Party A agrees to engage Party B as its exclusive service provider for public relations and investor relations. Both parties, on the basis of equality, mutual benefit, and good faith, hereby enter into this Agreement through friendly consultation.

1. Scope of Services

1.	Party B shall provide the following services (including but not limited to): Strategic Planning and Execution

o	Develop and implement annual PR and investor relations strategies for Party A.

o	Provide capital market analysis and peer benchmarking with actionable recommendations.

2.	Investor and Media Communications

o	Assist Party A in building and maintaining relationships with institutional investors, analysts, and financial media.

o	Provide regular investor feedback and Q&A summary reports.

3.	Capital Market and PR Support

o	Capital Market and PR Support: Draft and distribute press releases, investor presentations, earnings announcements, and other communication materials.

o	Ensure that Party A’s external communications are accurate, compliant, and maximize exposure.

4.	Event Planning and Execution

o	Organize investor roadshows, quarterly earnings calls, and industry conferences.

o	Provide end-to-end support, including agenda design, investor targeting, invitation management, and onsite coordination.

5.	Market Intelligence and Media Monitoring

o	Deliver regular market research reports covering industry peers, analyst opinions, and capital market trends.

o	Monitor investor sentiment and media coverage, and provide timely risk alerts.

6.	Additional Services

o	Conduct executive coaching for Party A’s management to enhance capital market communication skills.

o	Any other services mutually confirmed in writing by both parties.

2. Service Fees and Payment Terms

1.	The total contract amount is USD 600,000 (inclusive of applicable taxes).

2.	Payment shall be made in a single installment.:

o	Party A shall pay the total amount of USD 600,000 to Party B within sixty (60) business days after the execution of this Agreement.

3. Term of Agreement

1.	The term of this Agreement shall be twelve (12) months,commencing on July 15, 2025.

2.	Sixty (60) days prior to the expiration, both parties may negotiate renewal and adjust the service scope and fees accordingly.

4. Rights and Obligations of Party A

1.	Party A shall have the right to supervise service quality and progress, and to request reasonable modifications.

2.	Party A shall provide necessary company information, financial data, disclosure documents, and relevant contact details in a timely manner.

3.	Party A warrants that all information provided to Party B is true, accurate, and complete, and shall bear responsibility for consequences arising from false or incomplete information.

4.	Party A shall make payments on time in accordance with the terms of this Agreement.

5. Rights and Obligations of Party B

1.	Party B shall provide professional and compliant services, avoiding misleading or false information.

2.	Party B shall deliver work plans, interim reports, and final summary reports in accordance with the agreed service scope and timeline.

3.	Party B shall maintain regular communication with Party A and shall not disclose Party A’s information without prior written consent.

4.	Party B shall assign a dedicated service team to ensure stability and continuity of service.

6. Confidentiality

1.	Party B shall keep confidential all non-public information, business plans, and financial data provided by Party A.

2.	Confidentiality obligations shall remain in effect for two (2) years after termination or expiration of this Agreement.

3.	Publicly disclosed information of Party A shall not be subject to confidentiality restrictions.

7. Breach of Contract and Remedies

1.	If Party A fails to make payments on time, it shall pay a late fee of 0.05% of the overdue amount per day.

2.	If Party B fails to fulfill its core obligations under this Agreement, and does not rectify within thirty(30) days after receiving written notice from Party A, Party A shall have the right to terminate the agreement and request a refund for unperformed services.

8. Termination

1.	Unilateral Termination Without Cause1. This Agreement may be terminated by mutual written consent of both parties.

2.	If either party is unable to perform due to force majeure, the Agreement shall automatically terminate. Party A shall pay for services already rendered, and no payment shall be required for unperformed services.

9. Governing Law and Dispute Resolution

1.	This Agreement and any non - contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region.

2.	Any dispute, controversy, claim or difference of any kind whatsoever arising out of or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non - contractual obligations (a "Dispute") shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

3.	The seat of the arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in the English language.

4.	Any arbitral award shall be final and binding upon the parties, and the parties hereby waive any right to appeal or challenge the award to the extent such waiver can be validly made.

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10. Miscellaneous

1.	Any matters not covered herein shall be governed by supplementary agreements signed by both parties, which shall have equal legal effect.

2.	This Agreement is executed in two (2) originals, with each party holding one (1) copy. It shall take effect upon signature and seal by both parties.

Party A (Seal): Intercont (Cayman) Limited
Authorized Representative:

Date: 10th July 2025

Party B (Seal): JA CAPITAL IN NY L.L.C

Authorized Representative:

Date: 10th July 2025

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